Exhibit 8.1

July 2, 2020

Via E-Mail and U.S. Mail

Innovative Industrial Properties, Inc. 1389 Center Drive, Suite 200 Park City, Utah 84098

Re:	Opinion of Foley & Lardner LLP as to Tax Matters

Ladies and Gentlemen:

We have acted as counsel to Innovative Industrial Properties, Inc., a Maryland corporation (the “Company”), with respect to certain United States federal income tax matters in connection with the offer and sale of up to 3,085,867 shares (the “Shares”) of the Company's Common Stock, $0.001 par value per share (including an option granted to the underwriter to purchase up to 402,504 additional shares), pursuant to a prospectus supplement dated June 29, 2020 (the “Prospectus Supplement”) to a prospectus dated December 27, 2019 (the “Prospectus”), as part of a Registration Statement on Form S-3 (File No. 333-235731) filed with the Securities and Exchange Commission (the “Commission”) on December 27, 2019 (the “Registration Statement”).

We have been asked to provide an opinion regarding (i) the classification of the Company as a real estate investment trust (“REIT”) under the Internal Revenue Code of 1986, as amended (the “Code”)1; and (ii) the accuracy and fairness of the discussion in the Prospectus under the caption “Material U.S. Federal Income Tax Considerations” as supplemented by the discussion in the Prospectus Supplement under the caption “Additional Material U.S. Federal Income Tax Considerations.” Capitalized terms not defined herein shall have the meanings ascribed to them in the Registration Statement.

In rendering our opinions, we have made such factual and legal examinations, including an examination of such statutes, regulations, records, certificates and other documents as we have considered necessary or appropriate, including, but not limited to, the following: (1) the Prospectus Supplement, Prospectus and Registration Statement (including exhibits thereto); (2) the Articles of Incorporation of the Company, as amended through the date hereof; and (3) the Agreement of Limited Partnership of IIP Operating Partnership, LP (the “Operating Partnership”), dated October 4, 2016, and any amendments thereto through the date hereof. The opinions set forth in this letter also are based on certain written factual representations and covenants made by an officer of the Company, in the Company’s own capacity and in its capacity as the general partner of the Operating Partnership, in a letter to us of even date herewith (the “Officer’s Certificate”) (collectively, the Officer’s Certificate, and the documents described in the immediately preceding sentence are referred to herein as the “Transaction Documents”).

1 Unless otherwise stated, all section references herein are to the Code.

Boston Brussels CHICAGO Detroit	JACKSONVILLE LOS ANGELES MADISON MIAMI	MILWAUKEE NEW YORK ORLANDO SACRAMENTO	SAN DIEGO SAN FRANCISCO SHANGHAI SILICON VALLEY	TALLAHASSEE TAMPA TOKYO WASHINGTON, D.C.

Innovative Industrial Properties, Inc.
July 2, 2020

In our review, we have assumed, with the consent of the Company and the Operating Partnership, that (i) all of the factual representations, covenants and statements set forth in the Transaction Documents are true, complete and correct, (ii) all of the obligations imposed by any such documents on the parties thereto have been and will be performed or satisfied in accordance with their terms; (iii) the Company and the Operating Partnership each will be operated in the manner described in the relevant Transaction Documents; and (iv) the Company and the Operating Partnership have valid legal existences under the laws of the states in which they were formed and have operated in accordance with the laws of such states. We have, consequently, assumed and relied on your representations that the information presented in the Transaction Documents (including, without limitation, the Officer’s Certificate and the exhibits thereto) accurately and completely describe all material facts relevant to our opinion and that any representation of fact made “to the knowledge of” or similarly qualified is correct without such qualification. To the extent the representations and covenants speak to the intended ownership or operations of the Company or the Operating Partnership, we have assumed that the Company or Operating Partnership, as the case may be, will in fact be owned and operated in accordance with such stated intent. We have not undertaken any independent inquiry into, or verification of, these facts for the purpose of rendering this opinion. While we have reviewed all representations made to us to determine their reasonableness, we have no assurance that they are or will ultimately prove to be accurate. No facts have come to our attention, however, that would cause us to question the accuracy or completeness of such facts or representations in a material way. Our opinion is conditioned on the continuing accuracy and completeness of such representations, covenants and statements. Any material change or inaccuracy in the facts referred to, set forth, or assumed herein or in the Transaction Documents may affect our conclusions set forth herein.

We also have assumed the legal capacity of all natural persons, the genuineness of all signatures, the proper execution of all documents, the legal capacity of signatories, the authenticity of all documents submitted to us as originals, the conformity to originals of documents submitted to us as copies, and the authenticity of the originals from which any copies were made. For documents that have been provided to us in draft form, we have assumed that the final executed versions of such documents will not differ materially from such drafts.

Innovative Industrial Properties, Inc.
July 2, 2020

In addition to the foregoing, in rendering the opinions set forth below, we note that the Company and the Operating Partnership will be engaged in the business of acquiring, owning, and managing specialized industrial properties that will be leased to state-licensed businesses for their regulated adult-use and medical-use cannabis cultivation activities, processing facilities and dispensaries.  We further note that, as described in more detail in the Prospectus Supplement, Prospectus and Registration Statement, cannabis continues to be a Schedule I controlled substance under the U.S. Controlled Substances Act, and therefore, the possession, cultivation, and production of cannabis products continues to be illegal under federal law notwithstanding state laws that may permit such activities. The basic federal prohibition under the U.S. Controlled Substances Act remains in place, and former U.S. Attorney General Jeff Sessions rescinded the U.S. Department of Justice’s previously issued memoranda (the so-called “Cole Memo”) instructing federal prosecutors not to take actions against individuals complying with state medical cannabis laws. However, Congress has prohibited, at least until September 2020, the U.S. Department of Justice from using appropriated funds to prosecute individuals complying with state cannabis laws. The impact of this relatively recent rescission and temporary prohibition is unclear, and therefore, as described in more detail in the Registration Statement, the medical-use cannabis industry occupies a unique and uncertain legal status in the United States. We are not aware of any specific provisions of the Code or the rules or regulations thereunder, any U.S. tax court decisions, or any private letter rulings that cause us to believe that the nature of the Company’s business will negatively impact how the IRS or the courts would apply to the Company the provisions of the Code and the rules and regulations thereunder relative to the Company’s REIT status, but we cannot be certain that the IRS or the courts will not take a position that negatively affects REIT status by reason of the Company’s business.  Accordingly, with your permission, we have assumed for purposes of our opinions herein that the IRS and the courts will not apply or interpret the provisions of the Code and the rules and regulations thereunder relative to an entity’s status as a REIT any differently to the Company and its business than they would be applied to any lawful business.

We have also assumed for purposes of this opinion that neither the IRS nor the courts will consider the Company’s current or contemplated business activities, as described in the Prospectus Supplement, Prospectus and Registration Statement, to include a trade or business that consists of “trafficking in controlled substances” within the meaning of Section 280E of the Code.

Based upon, and subject to, the foregoing assumptions and qualifications and the discussion below, we are of the opinion that:

1.    Commencing with the Company’s taxable year ended on December 31, 2017, the Company has been organized and operated in conformity with requirements for qualification and taxation as a REIT under the Code, and the Company’s current and proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code, assuming the Company’s election to be treated as a REIT is not either revoked or intentionally terminated under the Code; and

2.    The discussion in the Prospectus under the caption “Material U.S. Federal Income Tax Considerations” as supplemented by the discussion in the Prospectus Supplement under the caption “Additional Material U.S. Federal Income Tax Considerations,” to the extent it constitutes matters of law, summaries of legal matters or legal conclusions, is correct in all material respects and fairly summarizes the U.S. federal income tax considerations that are likely to be material to a holder of the Company’s Shares, subject to the qualifications set forth therein.

Innovative Industrial Properties, Inc.
July 2, 2020

We express no opinion on any issue relating to the Company, the Operating Partnership or the discussions in the Prospectus under the caption “Material U.S. Federal Income Tax Considerations” and in the Prospectus Supplement under the caption “Additional Material U.S. Federal Income Tax Considerations,” other than as expressly stated above.

We undertake no obligation to update this opinion, or to ascertain after the date hereof whether circumstances occurring after such date may affect the conclusions set forth herein. We express no opinion as to matters governed by any laws other than the Code, the Treasury Regulations, published administrative announcements and rulings of the Internal Revenue Service (“IRS”), and court decisions.

The Company’s qualification and taxation as a REIT will depend upon the Company’s ability to meet on a continuing basis, through actual annual operating and other results, the various requirements under the Code as described in the Prospectus Supplement, Prospectus and Registration Statement with regard to, among other things, the sources of its gross income, the composition of its assets, the level of its distributions to stockholders, and the diversity of its stock ownership. Foley & Lardner LLP will not review the Company’s compliance with these requirements on a continuing basis. Accordingly, no assurance can be given that the actual results of the operations of the Company and the Operating Partnership, the sources of their income, the nature of their assets, the level of the Company’s distributions to stockholders and the diversity of its stock ownership for any given taxable year will satisfy the requirements under the Code for the Company’s qualification and taxation as a REIT. To the extent that the facts differ from those represented to or assumed by us herein, our opinion should not be relied upon.

The foregoing opinions are based on relevant provisions of the Code, Treasury Regulations issued thereunder (including Proposed and Temporary Regulations), and interpretations of the foregoing as expressed in court decisions, administrative determinations, and the legislative history as of the date hereof. These provisions and interpretations are subject to differing interpretations or change at any time, which may or may not be retroactive in effect, and which might result in modifications of our opinions. In this regard, an opinion of counsel with respect to an issue represents counsel’s best judgment as to the outcome on the merits with respect to such issue, is not binding on the IRS or the courts, and is not a guarantee that the IRS will not assert a contrary position with respect to an issue, or that a court will not sustain such a position if asserted by the IRS. The IRS has not issued Regulations or administrative interpretations with respect to various provisions of the Code relating to REIT qualification. No assurance can be given that the law will not change in a way that will prevent the Company from qualifying as a REIT or that may change the other legal conclusions stated herein. As described in the Prospectus Supplement, Prospectus and Registration Statement, the Company’s qualification and taxation as a REIT depend upon the Company’s ability to meet the various qualification tests imposed under the Code, including through actual annual operating results, asset composition, distribution levels and diversity of stock ownership, the results of which have not been and will not be reviewed by Foley & Lardner LLP.

Innovative Industrial Properties, Inc.
July 2, 2020

Accordingly, no assurance can be given that the actual results of the Company’s operation for any particular taxable year will satisfy such requirements.

The foregoing opinions are limited to the United States federal income tax matters addressed herein, and no other opinions are rendered with respect to other United States federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality. This opinion letter is rendered to you for your use in connection with the Prospectus Supplement, Prospectus and Registration Statement and may be relied upon solely by you and the purchasers of Shares pursuant to the Prospectus Supplement, Prospectus and Registration Statement, and it speaks only as of the date hereof. Except as provided in the next paragraph, this opinion letter may not be distributed, quoted in whole or in part or otherwise reproduced in any document, filed with any governmental agency, or relied upon by any other person for any other purpose (other than as required by law) without our express written consent.

We consent to the use of our name under the captions “Material U.S. Federal Income Tax Considerations” and “Legal Matters” in the Prospectus Supplement, Prospectus and Registration Statement and to the use of these opinions for filing as Exhibit 8.1 to the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Foley & Lardner LLP

FOLEY & LARDNER LLP